As filed with the Securities and Exchange Commission on February 27, 2026

Registration No. 333-277481

Registration No. 333-278469

Registration No. 333-279264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-277481

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-278469

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-279264

UNDER

THE SECURITIES ACT OF 1933

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1336960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3020 Callan Road

San Diego, California

92121

(858) 401-7900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jaime Huertas

Secretary

Avidity Biosciences, Inc.

3020 Callan Road

San Diego, California 92121

(Name and address of agent for service)

(858) 401-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Catherine J. Dargan, Esq.

Michael J. Riella, Esq.

Kerry S. Burke, Esq.

Alicia Zhang, Esq.

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

+1 (202) 662-6000

(Approximate date of commencement of proposed sale to the public): Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) filed by Avidity Biosciences, Inc., a Delaware corporation (the “Registrant”), relate to the following registration statements on Form S-3 (together, the “Registration Statements”):

•

Registration Statement No. 333-277481 filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 28, 2024, which became effective automatically upon filing, registering the potential offering and resale by a selling stockholder identified therein of up to of 5,075,304 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”);

•

Registration Statement No.  333-278469 filed with the Commission on April 2, 2024, which became effective automatically upon filing, registering the potential offering and resale by the selling stockholders identified therein of up to 24,255,624 shares of Common Stock, consisting of (i) 15,224,773 outstanding shares of Common Stock held by certain of the selling stockholders and (ii) 9,030,851 shares of Common Stock issuable to certain of the selling stockholders upon exercise of certain outstanding pre-funded warrants held by such selling stockholders; and

•

Registration Statement No.  333-279264 filed with the Commission on May 9, 2024, which became effective automatically upon filing, registering the potential offering, issuance and sale by the Registrant of an indeterminate amount of (i) Common Stock, (ii) preferred stock of the Company, par value $0.0001 per share, (iii) debt securities, (iv) warrants to purchase Common Stock, preferred stock or debt securities, and/or (v) units consisting of some or all of the foregoing securities.

On February 27, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 25, 2025 (the “Merger Agreement”), by and among the Registrant, Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), and Ajax Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hanover, State of New Jersey, on February 27, 2026.

AVIDITY BIOSCIENCES, INC.

By:	/s/ Jaime Huertas
Name:	Jaime Huertas
Title:	Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.